SCHEDULE 14A

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INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Zygo Corporation

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ZYGO CORPORATION

Laurel Brook Road
Middlefield, Connecticut 06455

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held February 10, 2010

          The Annual Meeting of Stockholders of ZYGO CORPORATION (our “Company”)will be held at Marriott New York East Side, 525 Lexington Avenue at 49th Street, New York, New York on February 10, 2010, at 10:00 a.m. local time, for the following purposes:

1.	To elect eight directors for the ensuing year.

2.	To ratify the appointment of our independent registered public accounting firm.

3.	To act upon any other matter that may properly come before the meeting or any adjournment or postponement of the meeting.

          Detailed information with respect to these matters is set forth in the accompanying Proxy Statement. In addition, the Proxy Statement, Annual Report and a form of Proxy Card are available on the Internet at www.proxyvote.com.

          Stockholders of record at the close of business on December 14, 2009 are entitled to notice of and to vote at the meeting. This year, we will be using the “Notice and Access” method of providing proxy materials to you via the Internet. On or about December 22, 2009, we will mail to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and our 2009 annual report and vote electronically via the Internet. The Notice also contains instructions on how to receive a paper copy of your proxy materials.

By Order of the Board of Directors

PAUL JACOBS,
Secretary

December 22, 2009

YOUR VOTE IS IMPORTANT

          Please fill in, date, sign, and return your proxy promptly in the enclosed stamped envelope whether or not you plan to be present at the meeting. You may still vote in person if you attend the meeting. In lieu of mailing your Proxy Card, you may choose to submit a proxy via the Internet or by telephone by following the procedures provided on your Proxy Card.

ZYGO CORPORATION

Laurel Brook Road
Middlefield, Connecticut 06455

P R O X Y  S T A T E M E N T

ANNUAL MEETING OF STOCKHOLDERS

To Be Held February 10, 2010

Proxy Solicitation

          This Proxy Statement is furnished to the holders of our Common Stock, par value $.10 per share, in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders to be held on February 10, 2010, or at any adjournment or postponement of the meeting, pursuant to the accompanying Notice of Annual Meeting of Stockholders. The purposes of the meeting and the matters to be acted upon are set forth in the accompanying Notice of Annual Meeting of Stockholders. The Board of Directors is not currently aware of any other matters that will come before the meeting.

          Proxies for use at the Annual Meeting are being solicited by our Board of Directors, and will be solicited chiefly by mail; however, certain of our officers, directors, and employees, none of whom will receive additional compensation therefor, may solicit proxies by telephone, facsimile, electronic mail, or other personal contact. We will bear the cost of all solicitation expenses, including costs of preparing, assembling, and mailing proxy material. This year, we will be using the “Notice and Access” method of providing proxy materials to you via the Internet. These rules permit us to furnish proxy materials to our shareholders by providing access to such documents on the Internet instead of mailing printed copies. On or about December 22, 2009, we will mail to most of our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and the Annual Report to Stockholders for the fiscal year ended June 30, 2009 and vote electronically via the Internet. The Notice also contains instructions on how to receive a paper copy of your proxy materials. We will not be mailing the Notice to stockholders who had previously elected either to receive notices and access the proxy materials and vote completely electronically via the Internet or to receive paper copies of the proxy materials.

Revocability and Voting of Proxy

          A form of proxy for use at the Annual Meeting of Stockholders and a return envelope for the proxy are enclosed. When proxies in the accompanying form are returned properly executed and dated or the appropriate procedures for submitting a proxy via the Internet or by telephone are followed, the shares represented thereby will be voted at the Annual Meeting. Stockholders may revoke the authority granted by their execution of proxies at any time before their effective exercise by sending a written notice of revocation or a duly executed proxy bearing a later date to our Secretary, or by voting in person at the meeting. Shares of our Common Stock represented by executed and unrevoked proxies will be voted in accordance with the choice or instructions specified on the proxy card. If no specifications are given, the proxies intend to vote the shares represented thereby “for” the election of each of the nominees for director as shown on the form of proxy and “for” the ratification of the appointment of our independent registered public accounting firm, and in accordance with their best judgment on any other matters which may properly come before the meeting.

Record Date and Voting Rights

          Only stockholders of record at the close of business on December 14, 2009 (the record date for the Annual Meeting) are entitled to notice of and to vote at the Annual Meeting or any and all adjournments or postponements thereof. On December 14, 2009, there were 16,936,947 shares of Common Stock outstanding; each such share is entitled to one vote on each of the matters to be presented at the Annual Meeting. The holders of a majority of the outstanding shares of Common Stock, present in person or by proxy, and entitled to vote, will constitute a quorum at the Annual Meeting.

PROPOSAL NO. 1

ELECTION OF BOARD OF DIRECTORS

          Eight directors (constituting the entire Board of Directors) are to be elected at the Annual Meeting. The enclosed proxy, unless otherwise specified, will be voted to elect as directors the eight nominees named below. All nominees have been recommended by our Corporate Governance / Nominating Committee and nominated by the Board of Directors. All directors elected will hold office until the next Annual Meeting of Stockholders. The affirmative vote of a plurality of the shares of Common Stock voting in person or by proxy is required for the election of directors. Shares of Common Stock held by stockholders present in person at the Annual Meeting that are not voted for a nominee or shares held by stockholders represented at the Annual Meeting by proxy from which authority to vote for a nominee has been properly withheld (including broker non-votes) will not affect the election of the nominees receiving the plurality of votes.

          Each proxy received will be voted “FOR” the election of the nominees named below unless otherwise specified in the proxy.

          All nominees have consented to serve as directors. If a nominee should not be available for election as contemplated, the shares represented by the proxy will be voted for the person, if any, who is designated by the Board of Directors to replace the nominee. The Board of Directors has no reason to believe that any of the nominees will be unable to serve. All of the nominees currently serve on the Board of Directors.

Nominee	Principal Occupation During Past Five Years and Certain Other Directorships	Age	Director Since

Eugene G. Banucci	Chairman, Founder, and former Chief Executive Officer of	66	2003
	ATMI, Inc. (a supplier of specialty materials and packaging to
	the semiconductor industry) for more than the last five years.
	Director of Clean Harbors, Inc.

Stephen D. Fantone	Founder, Chief Executive Officer, and President of Optikos	56	2009
	Corporation (an optical engineering firm specializing in optical
	instrumentation, test equipment, industrial and medical systems,
	and consumer products) for more than the last five years.
	Director of Rofin-Sinar Technologies, Inc.

Samuel H. Fuller	Chief Technology Officer and Vice President of Research and	63	2003
	Development of Analog Devices, Inc. (a manufacturer of
	precision high-performance integrated circuits) for more than
	the last five years.

Seymour E. Liebman	Executive Vice President, Chief Administrative Officer, and	60	1993
	General Counsel of Canon U.S.A., Inc. for more than the last
	five years. Executive Officer of Canon Inc. since April 2009.

Nominee	Principal Occupation During Past Five Years and Certain Other Directorships	Age	Director Since

Robert B. Taylor	Senior Vice President for Finance and Administration of the	62	1988
	Colonial Williamsburg Foundation for more than the last five
	years. Director of Medidata Solutions, Inc.

Carol P. Wallace	Chairman, President, and Chief Executive Officer of Cooper-	54	2005
	Atkins Corporation (a worldwide supplier and manufacturer of
	temperature, time, and humidity instruments for global
	foodservice, HVAC/R, industrial, and OEM markets) for more
	than the last five years. Director of CT Water Service, Inc.

Gary K. Willis	Private Investor since November 2001. Mr. Willis served on the	64	2009
	Board of Directors of ZYGO from February 1992 to November
	2000, including Chairman of the Board of Directors from
	November 1998 to November 2000, and served as President
	and Chief Executive Officer from 1992 and 1993 through 1999,
	respectively. Director of Plug Power Corporation, Rofin-Sinar
	Technologies, Inc., and Vion Pharmaceuticals Inc.

Bruce W. Worster	Chairperson of ZYGO from June 2009 to present. Private	66	2002
	Investor since 2001, advisor to Peninsula Equity Partners, LLC
	since 2002; Vice President, Strategic Manufacturing
	Technology of JDS Uniphase Corporation from 1999 to 2001;
	and President of Ultrapointe Corporation (a subsidiary of JDS
	Uniphase) from 1997 to 1998.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

          Overview

          The Compensation Committee of our Board of Directors (hereafter, in this section of the Proxy Statement referred to as the “Compensation Committee”) seeks to align our executive compensation programs with our values and objectives, management and business strategies, financial performance, individual performance and increased stockholder value.

          The Compensation Committee establishes all elements of compensation paid to the Chief Executive Officer (“CEO”) and reviews and approves all elements of compensation paid to our executive officers, including all of the other executive officers reported in the Summary Compensation Table (these executive officers together with the CEO are referred to as the “named executive officers”). The CEO makes decisions regarding the compensation of all other executives, subject to review and approval by the Compensation Committee. The Compensation Committee also reviews and makes recommendations to the Board of Directors with respect to the compensation of all non-employee directors.

          Compensation Philosophy and Objectives

          We apply a consistent philosophy to the compensation programs for all employees based on the principle that our achievements result from the coordinated efforts of all individuals working toward common objectives. Our basic philosophy is that the success of both ZYGO and an employee depends on achieving a level of performance focused on contributions that support our business goals. Our guiding compensation objectives focus on:

•

attracting and retaining highly qualified individuals to serve in critical positions with us by striving to be a highly regarded employer who seeks to offer competitive compensation and career opportunities;

•	aligning employee compensation with our objectives, financial performance and stockholder value; and

•	sharing our financial success with employees.

          We support a “pay for performance and contributions” philosophy by tracking performance and recognizing and rewarding employee contributions toward financial success. We strive to implement strategies for delivering compensation that are well structured, competitive with our peer companies, provide sufficient emphasis on pay for performance and contributions and are appropriately aligned with our financial goals and long-term stockholder returns. Our compensation program is designed to reward our employees for their performance and contributions to the achievement of key business goals.

          Compensation Consultant

          The Compensation Committee has directly engaged Radford, an Aon Consulting Company (“Radford”), as its compensation consultant to assist in determining our total compensation program. Radford provides the Compensation Committee with competitive market data and analysis regarding salaries, bonuses, equity programs, employment contracts, CEO succession planning and other employee compensation, and makes recommendations concerning board of director compensation. In addition, Radford provides other consulting services as determined by the Compensation Committee. See the discussion below and under the heading “Compensation Committee” in the Corporate Governance section for additional information.

          In October 2009, we announced that Mr. Robinson would be retiring as CEO. The Board of Directors has retained Spencer Stuart, an executive search firm, to assist in recruiting a new CEO, with Mr. Robinson assisting in the search and remaining in his current role until such time as a successor is named. Spencer Stuart is not expected to perform any other consulting services for ZYGO.

          Determining Executive Compensation and Competitive Positioning

          The Compensation Committee reviews executive officer compensation not less than annually to ensure it is consistent with our compensation philosophy, company and individual performance, changes in the market and changes in the executives’ individual responsibilities. Each year we conduct a review of each executive officer, including the CEO. The CEO presents to the Compensation Committee his evaluation of each executive officer, which includes a review of the executive’s contribution and performance during the past year (as compared to the goals established at the beginning of the year for the executive as described in more detail below), strengths, weaknesses, development plans and succession potential. The reviews typically focus on the executive’s performance in the past year. The Compensation Committee, based on the CEO’s presentation and the committee’s own assessment, then determines which of the previously set targets were met for each executive and, if appropriate, approves each executive’s performance-based incentive award for the past year, including any discretionary elements to such awards. As part of this review and analysis, and as more fully described below, the Compensation Committee also determines the elements of each executive officer’s total compensation, including performance-based compensation, for the following fiscal year, taking into account in each case the CEO’s evaluation, the scope of the executive’s responsibilities and experience and the Compensation Committee’s own review of survey data provided by Radford.

          The Compensation Committee, in determining the CEO’s compensation, takes into account his position, his years of dedicated service and his industry expertise along with competitive market data. The Compensation Committee also considers the CEO’s unique responsibilities in overseeing all of our businesses, operations, development and overall strategy, and his role as the public face of our company, which shapes our corporate image and identity. These factors differentiate the CEO from the other named executive officers. In light of these factors, the Compensation Committee believes that the CEO’s compensation is appropriate and adequately reflects our compensation objectives.

          Toward the end of each fiscal year, executive management, including all of our named executive officers, develops, and the Board of Directors approves, our operating and financial goals for the following year based on the confidential strategic plan and budget. These company goals drive the specific performance goals for our named executive officers for the following year. Management works with the Compensation Committee to establish these goals and the Compensation Committee approves them at the beginning of each year. The Compensation Committee establishes goals for our executives so that target attainment is not assured; meaning the executives’ receipt of compensation for performance at or above target will require significant effort on their part. See the discussion under “Performance-Based Incentive Compensation” below for additional information.

          Each year, the Compensation Committee benchmarks our salary, cash and equity incentive compensation levels and practices against a peer group of comparable high-technology companies to determine the amount of named executive officer compensation. The Compensation Committee believes this group of companies (described in more detail below) provides an appropriate peer group because we compete against them for employees at the executive level, are of similar size, and have similar or best market practices in our industry. The Compensation Committee uses data that it obtains from these companies through surveys, proxy statements and other public filings. In addition, this data is supplemented by survey data provided by Radford on companies within the broader semiconductor and high technology markets with annual revenues between $50 and $200 million. The Compensation Committee periodically reviews the companies in our peer group and adds or removes companies as necessary in an effort to ensure that our peer group comparisons are meaningful. The companies that comprised our peer group in fiscal 2009 for the purposes of compensation are: Cohu, Inc., Electro Scientific Industries, Inc., Excel Technology, Inc., Faro Technologies, Inc., GSI Group, Inc., II-VI Incorporated, Intevac, Inc., Keithley Instruments, Inc., LeCroy Corp., LTX Corp., Mattson Technology, Inc., Nanometrics, Inc., Newport Corp., and Rudolph Technologies, Inc.

          The Compensation Committee targets all elements of compensation at the market median (50th percentile) for our peer group. The Compensation Committee does not target a specific mix of pay. The Compensation Committee targets total direct compensation (comprised of base salary, annual cash incentives and equity-based compensation) to be heavily driven by company performance. At the target level of performance, total direct compensation is positioned at the median of our peer group, although actual compensation paid can be below 25th percentile or above 75th percentile, based on actual performance. To arrive at these levels of the base salaries, cash incentive targets, and total direct compensation of our named executive officers, the Compensation Committee considers corresponding percentile data gathered from proxy statements for the positions of the named executive officers in relation to the named executive officers of our peer group, as well as the same data from published surveys for each position, where available. Further, individuals may be paid above or below targeted levels based on individual performance and tenure.

          Fiscal 2009 Executive Compensation Components

          Our compensation philosophy emphasizes incentive compensation with a balance between short-term and long-term strategic objectives. Consistent with this philosophy, a significant amount of the total annual target compensation available to our named executive officers is variable depending on our financial results. To achieve this, we use equity-based compensation and a performance-based cash bonus program. The Compensation Committee consults with Radford in deciding how to balance our long-term versus short-term incentives. The performance measurement period for our performance-based cash bonus program is our fiscal year. Short-term incentives consist of the annual cash bonus program and our long-term incentives consist of stock options, restricted stock, and restricted stock units.

          In fiscal 2009, the compensation for the named executive officers was comprised of the following elements:

•	Base salary

•	Performance-based incentive compensation

•	Long-term equity incentive compensation

•	Deferred compensation and other benefits

•	Perquisites

          Base Salary: Base salary reflects the executive’s responsibilities, performance and expertise and is designed to be competitive with salary levels in effect at comparable high-technology companies. The base salary provides a basic level of compensation and is necessary to recruit and retain executives. As discussed above, the Compensation Committee (with the CEO for the other named executive officers) establishes salaries on the basis of personal performance and the advice and competitive market data provided by Radford. Temporary salary reductions of 10% were implemented for all officers for the third and fourth quarters of fiscal 2009. The CEO took a temporary salary reduction of 15% for the third quarter and 10% for the fourth quarter of fiscal 2009. In addition, three unpaid weeks of furlough were taken by all executive officers during the second half of fiscal 2009.

          Performance-Based Incentive Compensation: We have designed a performance-based management incentive program to promote high performance and goal achievement by our executives, including our named executive officers. Our annual incentive bonus program is tied to the achievement of pre-established business goals for the fiscal year. The annual incentive bonus program is designed to support our strategic business objectives, promote the attainment of specific financial goals, reward achievement of specific performance objectives, and encourages leadership and teamwork. The annual cash bonus program targets are based on our confidential strategic plan and budget for the year. The Compensation Committee establishes threshold and maximum performance targets in conjunction with management. The amount of each executive’s annual incentive bonus program payout is based on the extent to which we achieve or exceed the targets. Each executive is assigned a participation level which generally reflects the executive’s rank and is expressed as a percentage of the executive’s base salary. The 2009 annual cash bonus program participation level as a percentage of the executive’s base salary is as follows: CEO 70%; CFO 50%; President, Optical Systems Division 40%; Senior Vice President, Worldwide Operations 40%; Vice President, Human Resources 35%. No executives received a cash bonus payout for fiscal 2009.

          The Compensation Committee works with the CEO to define his annual goals. Our CEO’s financial goals were based upon earnings before interest and taxes (“EBIT”) and revenue. Each component was assigned a percentage weighting (EBIT – 80%; revenue - 20%) of the bonus. To the extent actual EBIT and actual revenue were greater or less than the target, the payout for each of the goals was the percentage of the actual EBIT (or revenue) divided by the budgeted EBIT (or revenues). In no event could the payout on the EBIT goal be more than 150% and there would be no payout if the actual EBIT is less than 70% of the EBIT goal, the minimum threshold. In no event could the payout on the revenue goal be more than 150% and there would be no payout if the actual revenue is less than 70% of the revenue goal, the minimum threshold. There was no payout of the annual cash bonus for the CEO for fiscal 2009.

          The CEO works in conjunction with the other named executive officers to develop their company goals, which are approved by the Compensation Committee. The named executive officers’ goals are designed to align with the company and CEO goals. The fiscal 2009 goals for our named executive officers are specific to each named executive officer and are based on their respective business functions and responsibilities.

          Each goal is weighted as a percentage of the total bonus. The corporate goal is based on budgeted EBIT. To the extent actual EBIT is greater or less than the target, the payout for this goal will be the percentage of the actual EBIT divided by the budgeted EBIT. In no event can the payout on the EBIT goal be more than 150% and there is no payout if the actual EBIT is less than 70% of the EBIT goal, the minimum threshold.

          Payout of specific performance goals are subject to our achievement of the minimum threshold of the corporate EBIT goal. If the company does not attain the minimum EBIT threshold, no specific performance goals are taken into account in determining the cash payout. Individual goals are either met or not met and are then affected by the corporate goal percentage. There were no payouts of the annual cash bonus for fiscal 2009 for any of our named executive officers.

          The specific corporate EBIT goal as well as the strategic execution and target levels used in determining annual bonuses for our CEO and other named executive officers are based upon confidential business plan financial objectives and related internal projections. The goals are specific to our strategic initiatives, including new product introduction, strategic marketing initiatives, and research and development projects, which are proprietary and strategic to our growth.

          Maximum financial targets reflect ambitious goals which can be attained when business results are exceptional. During the last five fiscal years, we have failed to reach the 70% target twice (resulting in no annual cash bonus program payout), fallen short of the 100% target once and exceeded the 100% target twice. Also, during this period of time, we have never reached the maximum threshold. The Compensation Committee maintains discretion to pay more or less than the calculated annual cash bonus in circumstances when the Compensation Committee deems such an award is warranted. There were no discretionary amounts awarded during the fiscal 2009 annual cash bonus program.

          We may adjust our performance targets under our annual cash bonus program to eliminate the effects of charges for the following: restructurings; amortization of acquisition-related intangible assets; discontinued operations; extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the disposal of a segment of a business or related to a change in accounting principle, all as determined in accordance with standards established by Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets; and the cumulative effect of accounting changes, in each case as determined in accordance with generally accepted accounting principles or identified in our financial statements, notes to the financial statements and/or in management’s discussion and analysis of financial condition and results of operations (MD&A) appearing in our Form 10-K for the applicable year. We believe it is appropriate to use adjusted EBIT because the Compensation Committee and management use the same measure to evaluate the day-to-day performance of businesses. Accordingly, the Compensation Committee believes adjusted EBIT is an appropriate measure of company performance on which to base its performance compensation decisions. Unless otherwise noted in this proxy statement, any reference we make to “EBIT” means “adjusted EBIT”. We do not expect any structural changes to the annual performance-based incentive compensation program in fiscal 2010.

          Long Term Equity Incentive Compensation: We grant equity awards (stock options, restricted stock, restricted stock units, and such other equity awards that may be approved by the Board of Directors from time to time) under our 2002 Equity Incentive Plan to provide long-term incentives for executive officers and key employees. Equity awards are designed to align the interests of employees with those of the stockholders and to provide each individual with a significant incentive to manage the company from the perspective of a stockholder. In addition to stock option awards, the Compensation Committee believes restricted stock and restricted stock unit grants are beneficial because they offer a retention incentive that is provided at no cost to our named executive officers.

          The Compensation Committee determines award types and amounts with reference to market data provided to the Compensation Committee by Radford, as well as the peer group study described above. Equity awards are granted annually during a pre-determined Compensation Committee/Board of Directors meeting. Any equity awards granted to new employees are granted on the hire date. Other equity awards for retention or promotion purposes are granted on the date the Compensation Committee approves the grant. The amount of each grant is based upon each individual’s position, tenure and responsibilities; however there is no set formula.

          The exercise price of an option is the closing price of our common stock on NASDAQ on the date of grant. Our stock plan prohibits the grant of any option with an exercise price lower than the grant date closing price. Options generally vest 25% each year over four years. Restricted stock awards and restricted stock units generally vest over four years, 50% after three years and the remaining 50% after the fourth year. We do not select grant dates for our named executive officers in coordination with the release of material non-public information.

          In January 2008, we granted 85,000 performance-based restricted stock units to our CEO. This was a special, one-time retention grant that vested ratably in two installments. The Compensation Committee determined the amount of the award by reference to market data provided by Radford, as described above. Fifty percent of the restricted stock vested on November 15, 2008 upon the attainment or waiver of specified performance criteria. Subsequently, the second installment of the stock grant representing 42,500 shares was cancelled, since the termination of the proposed merger with Electro Scientific Industries, Inc. had made it impossible for the CEO to achieve the stated objectives. Any other increases, bonuses or long-term incentives would be made consistent with the CEO’s position and the goals as defined by the Compensation Committee during the normal compensation review period.

          Deferred Compensation and Other Benefits: The Compensation Committee believes that offering deferred compensation arrangements is reasonable and consistent with our overall compensation program because they better enable us to attract and retain superior employees for key positions. We offer a 401(k) plan to provide our employees a tax-advantaged savings vehicle. All of our U.S. employees are entitled to participate in our 401(k) plan. Non-U.S. employees are covered under different retirement plans. Our plan allows us to match dollar-for-dollar on the first 3% of employee contribution, and $0.50 on the dollar for the next 2% of employee contribution. As part of our cost-cutting measures, in fiscal 2009 we suspended the 401(k) match program until otherwise reinstated. Additionally, under our Amended and Restated Profit Sharing Plan, employees may receive a discretionary 401(k) contribution, determined annually by the Board of Directors, comprised of profit sharing.

          We also offer a non-qualified deferred compensation plan to provide our key executives, including all of the named executive officers, a tax-advantaged savings vehicle. Investment vehicles mirror the qualified deferred compensation plan. There are no company contributions made to this plan. Currently, the CEO is the only named executive officer participating in the non-qualified deferred compensation plan. We believe our deferred compensation plans, in the aggregate, enhance our ability to attract and retain key employees because they enhance the range of benefits we offer to key employees.

          In fiscal 2001, we initiated an Employee Stock Purchase Plan (“ESPP”). Under the ESPP, eligible employees could elect to contribute, on an after-tax basis, between 1% and 10% of their eligible salary to purchase our Common Stock, provided that an employee could not purchase more than $25,000 worth of company stock per year pursuant to Internal Revenue Service restrictions. We issue shares of our Common Stock under the ESPP in semi-annual offerings to eligible electing employees at a price that is equal to 95% of the Common Stock’s fair value at the end of the semi-annual period. In fiscal 2009, the Compensation Committee suspended the ESPP until otherwise reinstated.

          We offer a variety of health and welfare programs to all eligible employees. Our named executive officers generally are eligible for the same benefit programs on the same basis as the rest of the broad-based employees. The health and welfare programs are intended to encourage a healthy lifestyle and protect employees against catastrophic loss. Our health and welfare programs include medical, dental, disability, life insurance, and accidental death and dismemberment.

          Perquisites: We provide named executive officers with perquisites, reflected in the All Other Compensation column in the Summary Compensation Table below. The Compensation Committee believes these perquisites are reasonable and consistent with our overall compensation program, because they better enable us to attract and retain superior employees for key positions. The Compensation Committee reviews and approves perquisites provided to the named executive officers. These benefits include an automobile allowance, 401(k) Company match (when in effect for all employees), discretionary 401(k) Company contribution (when in effect for all employees), and the cost of premiums paid on life insurance.

          Severance Plans

          The Compensation Committee believes there are long-term benefits to stockholders by retaining senior executives in the competitive employment environment. We have entered into employment agreements with certain of our named executive officers that provide these executives with severance benefits, as discussed further under “Potential Payments upon Termination or Change of Control” below.

          Tax Considerations

          Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the deductibility of compensation paid to certain executive officers of public companies, unless the compensation meets certain requirements for “performance-based” compensation. In determining executive compensation, the Compensation Committee considers, among other factors, the possible tax consequences to us and to our executives. However, tax consequences, including but not limited to tax deductibility by the company, are subject to many factors (such as changes in the tax laws and regulations or interpretations thereof and the timing and nature of various decisions by executives regarding options and other rights) that are beyond the Compensation Committee’s and the company’s control. In addition, the Compensation Committee believes that it is important for it to retain maximum flexibility in designing compensation programs that meet its stated objectives. For these reasons, although the Compensation Committee considers tax deductibility as one of the factors in determining executive compensation, it does not necessarily limit compensation to those levels or types of compensation that will be deductible. The Compensation Committee also considers alternative forms of compensation consistent with our compensation goals, which preserve deductibility as much as possible.

          Conclusion

          In reviewing our compensation programs, we have concluded that each element of compensation, as well as the total compensation delivered to the named executive officers and other executives, is reasonable, appropriate, and in the best interests of the company and our stockholders. We believe these programs meet our objectives of establishing a compensation package that attracts and retains a strongly motivated leadership team, shares the company’s financial success with employees, aligns the compensation of the executives with our goals and stockholder value, and rewards outstanding performance and the achievement of strategic goals. At the same time, the compensation package is intended to remain consistent with those offered by competitive companies within the industry. We believe that our compensation programs have enabled us to recruit and secure a talented and motivated leadership team through which we strive toward improving stockholder value. In addition, we believe that each named executive officer’s compensation levels during fiscal 2009 adequately reflect our compensation objectives.

Compensation Committee Report

          The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis for fiscal 2009 required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors (and the Board of Directors approved) that the Compensation Discussion and Analysis be included in our Proxy Statement on Schedule 14A. This report is provided by the following independent directors, who comprise the committee:

COMPENSATION COMMITTEE

EUGENE G. BANUCCI, Chairperson
SAMUEL H. FULLER
GARY K. WILLIS

Compensation Committee Interlocks and Insider Participation

          No member of the Compensation Committee (i) was, during fiscal 2009, an officer or employee of ZYGO or any of our subsidiaries nor (ii) had any relationship with us that would require disclosure. No other interlocking relationship existed between any member of the Compensation Committee or one of our executive officers, on the one hand, and any member of the Compensation Committee or an executive officer of any other entity, on the other hand.

SUMMARY COMPENSATION TABLE

          The following table contains information concerning the compensation for our Chief Executive Officer, Chief Financial Officer, and our other three most highly compensated executive officers (which we collectively refer to as the “named executive officers”), for the fiscal years ended June 30, 2009, 2008 and 2007.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compensa- tion ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensa- tion ($)	Total ($)

				(1)	(2)	(3)	(4)	(5)
J. Bruce Robinson	2009	$378,551	$-	$306,776	$109,880	$-	$(138,183)	$18,754	$675,778
Chief Executive	2008	$425,000	$-	$60,732	$152,318	$-	$(74,419)	$22,039	$585,670
Officer	2007	$420,018	$-	$57,559	$188,493	$318,539	$112,833	$21,693	$1,119,135

Walter A. Shephard	2009	$240,871	$-	$97,224	$101,466	$-	$-	$17,462	$457,023
Vice President, Chief	2008	$256,533	$-	$53,252	$102,939	$-	$-	$20,166	$432,890
Financial Officer,	2007	$241,040	$-	$33,251	$45,056	$124,859	$-	$22,920	$467,126
Treasurer
Douglas J. Eccleston	2009	$216,691	$-	$55,936	$58,985	$-	$-	$17,728	$349,340
Senior Vice President,	2008	$231,852	$-	$29,263	$47,053	$-	$-	$19,567	$327,735
Precision Positioning	2007	$224,817	$-	$18,561	$41,752	$69,985	$-	$26,766	$381,881
Solutions
David J. Person	2009	$183,484	$-	$41,975	$45,512	$-	$-	$17,009	$287,980
Vice President	2008	$195,925	$-	$22,269	$49,284	$-	$-	$10,800	$278,278
Human Resources	2007	$189,760	$-	$14,390	$66,562	$51,605	$-	$10,800	$333,117

John M. Stack	2009	$218,551	$-	$65,531	$98,323	$-	$-	$19,416	$401,821
President,	2008	$233,333	$-	$38,262	$57,975	$-	$-	$19,617	$349,187
Optics Division	2007	$139,038	$-	$17,233	$19,749	$62,371	$-	$78,009	$316,400

James Northup (6)	2009	$241,258	$-	$125,481	$96,974	$-	$-	$304,903	$768,616
Former President,	2008	$259,167	$-	$43,523	$65,991	$-	$-	$20,202	$388,883
Metrology Division	2007	$171,998	$-	$23,116	$28,108	$75,000	$-	$7,425	$305,647

Carl A. Zanoni (7)	2009	$178,340	$-	$47,751	$25,678	$-	$-	$408,952	$660,721
Former Senior	2008	$274,300	$-	$27,305	$56,354	$-	$-	$19,024	$376,983
Vice President	2007	$272,976	$-	$17,987	$70,873	$113,121	$-	$21,374	$496,331
Technology Director

(1)

This column represents the dollar amount recognized for financial statement reporting purposes (under SFAS 123R) with respect to current fiscal restricted stock awards as well as for restricted stock awards granted in prior fiscal years. Refer to the Grants of Plan-Based Awards Table for information on awards made in fiscal 2009. The assumptions used in calculating these amounts are set forth in Note 14 to our 2009 Consolidated Financial Statements, included in our Annual Report on Form 10-K for the year ended June 30, 2009.

(2)

This column represents the dollar amount recognized for financial statement reporting purposes (under SFAS 123R) with respect to current fiscal stock option grants as well as for stock option grants granted in prior fiscal years. Refer to the Grants of Plan-Based Awards Table for information on awards made in fiscal 2009. The assumptions used in calculating these amounts are set forth in Note 14 to our 2009 Consolidated Financial Statements, included in our Annual Report on Form 10-K for the year ended June 30, 2009.

(3)	This column represents our performance-based incentive bonuses. Mr. Robinson elected to defer a portion of his fiscal 2007 bonus included in this column.
(4)	For further details refer to “Nonqualified Deferred Compensation” below.
(5)	Consists of the following for fiscal 2009:

Category	Robinson	Shephard	Eccleston	Person	Stack	Northup	Zanoni
Auto allowance	$10,800	$10,800	$10,800	$10,800	$10,800	$10,800	$7,200
401(k) Company match	7,324	4,862	5,182	4,729	6,856	4,006	3,933
Severance	-	-	-	-	-	272,745	-
Board of Director fees	-	-	-	-	-	-	6,563
Covenant not-to-compete	-	-	-	-	-	-	390,878
Placement services	-	-	-	-	-	15,000	-
Computer	-	-	-	-	-	552	-
Life insurance	630	1,800	1,746	1,480	1,760	1,800	378

Total Other Income	$18,754	$17,462	$17,728	$17,009	$19,416	$304,903	$408,952

(6)	Mr. Northup ceased to be an employee as of June 26, 2009. Amount in other compensation includes severance pay. For further details refer to “Employment Agreements” below.
(7)

Mr. Zanoni ceased to be an employee as of February 28, 2009. Amount in other compensation includes payments under a non-compete agreement. For further details refer to “Potential Payments Upon Termination or Change in Control” below.

GRANTS OF PLAN-BASED AWARDS

          The following table shows all plan-based awards granted to the named executive officers during fiscal 2009.

Grants of Plan-Based Awards
Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant date Fair Value of Stock and Option Awards ($/Sh)
		Thres- hold ($)	Target ($)	Maxi- mum ($)	Thres- hold (#)	Target (#)	Maxi- mum (#)
								(1)	(2)		(3)
J. Bruce Robinson	-							-	-		-
Walter A. Shephard	8/20/08							10,000	30,000	$10.67	$239,619
Douglas J. Eccleston	8/20/08							7,500	20,000	$10.67	$168,637
David J. Person	8/20/08							5,000	15,000	$10.67	$119,809
John M. Stack	8/20/08							12,000	30,000	$10.67	$260,959
James R. Northup	8/20/08							12,000	30,000	$10.67	$260,959
Carl A. Zanoni	-							-	-		-

(1)

This column shows the number of shares of restricted stock units granted in fiscal 2009 to the named executive officers. Restricted stock granted vests 50% after year three, and the remaining 50% after the fourth year.

(2)	This column shows the number of shares of stock options granted in fiscal 2009 to the named executive officers. The stock options vest 25% a year over four years.
(3)

This column shows the full grant date fair value of stock awards under SFAS 123R granted to the named executive officers. The assumptions used in calculating these amounts are set forth in Note 14 to our Consolidated Financial Statements included in our 2009 Annual Report on Form 10-K for the year ended June 30, 2009.

EMPLOYMENT AGREEMENTS

          In January 1999, we entered into an employment agreement with Mr. Robinson. Under the employment agreement, Mr. Robinson receives an annual base salary of $250,000, or such higher amount as the Board of Directors may determine from time-to-time. The employment agreement, which was for an initial term of one year, provides for automatic one-year renewal terms unless terminated by either party upon thirty (30) days prior written notice. The employment agreement also provided for the grant to Mr. Robinson of a stock option to purchase 50,000 shares of our Common Stock, at the market price on the date of grant, with 25% of the stock option vesting at the end of each of the first four years. Effective November 18, 1999, Mr. Robinson’s employment agreement was amended to change Mr. Robinson’s position to President and Chief Executive Officer and to increase his annual base salary to $275,000 (or such higher amount as the Board of Directors may determine from time-to-time). In October 2009, we entered into an agreement with Mr. Robinson (“Retirement Agreement”) pursuant to which Mr. Robinson will transition from his role as Chief Executive Officer into a consulting position with ZYGO. Payments under the Retirement Agreement include incentive bonuses up to $300,000 for the completion of two strategic initiatives, payable in 24 equal installments beginning six months after Mr. Robinson’s retirement. These initiatives have been completed and the maximum $300,000 of incentive bonuses were determine to have been earned. In addition, for a period of four years after his retirement, Mr. Robinson has agreed to provide consulting services to ZYGO at the request of the Company and at the convenience of Mr. Robinson, not to exceed six hours in any one week. Subject to the terms of the Retirement Agreement, ZYGO will make monthly payments to Mr. Robinson during the four-year consulting period at an annual rate of $112,500.

          In February 2004, Mr. Shephard agreed to serve as Vice President-Finance, Chief Financial Officer, and Treasurer. Mr. Shephard’s terms of employment provide for a starting salary of $195,000. Mr. Shephard also was provided a stock option grant to purchase 15,000 shares of our Common Stock, at the market price on the date of grant, with 25% of the stock options vesting at the end of each of the first four years. Effective June 15, 2007, Mr. Shephard’s employment agreement was amended to increase his annual base salary to $244,200 (or such higher amount as the Board of Directors may determine from time-to-time).

          In November 2006, we entered into an employment agreement with Mr. Stack. Under the employment agreement, Mr. Stack receives an annual base salary of $225,000, or such higher amount as the Board of Directors may determine from time-to-time. The employment agreement, which was for an initial term of one year, provides for automatic one-year renewal terms unless terminated by either party upon thirty (30) days prior written notice. The employment agreement also provided for the grant to Mr. Stack of a stock option to purchase 15,000 shares of our Common Stock, at the market price on the date of grant, with 25% of the stock option vesting at the end of each of the first four years.

          In November 2007, we entered into an employment agreement with Mr. Eccleston. Under the employment agreement, Mr. Eccleston receives an annual base salary of $233,000, or such higher amount as the Board of Directors may determine from time-to-time. The employment agreement, which was for an initial term of one year, provides for automatic one-year renewal terms unless terminated by either party upon thirty (30) days prior written notice.

          In November 2007, we entered into an employment agreement with Mr. Person. Under the employment agreement, Mr. Person receives an annual base salary of $197,000, or such higher amount as the Board of Directors may determine from time-to-time. The employment agreement, which was for an initial term of one year, provides for automatic one-year renewal terms unless terminated by either party upon thirty (30) days prior written notice.

          During fiscal 2009, each of the named executive officers participated in company-wide pay reduction programs, including furloughs and pay decreases.

          Mr. Northup ceased to be employed by ZYGO on June 26, 2009. Pursuant to Mr. Northup’s employment agreement, he continues to receive his base salary for a period of 12 months following the date of the end of his employment with ZYGO. Mr. Northup also received job placement services of up to $15,000.

          In addition, each of our agreements with Messrs. Robinson, Shephard, Stack, Eccleston, and Person provide for certain “Change in Control” and other severance payments in the event of the involuntary termination of their respective employment by ZYGO. We and Dr. Zanoni entered into an agreement not to compete that commenced upon the first calendar date that he ceased to be employed by ZYGO, which was February 28, 2009. These arrangements are more fully described below under the heading “Potential Payments upon Termination or Change of Control.”

OUTSTANDING EQUITY AWARDS AT 2009 FISCAL YEAR-END

The following table shows the number of outstanding equity awards held by the named executive officers at June 30, 2009.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expira- tion Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
J. Bruce Robinson	20,000	-		$9.50	8/17/09	8,000	(2)	$37,280
	15,000	-		$77.75	9/7/10	16,000	(3)	$74,560
	52,700	-		$87.00	9/28/10
	16,925	-		$18.64	6/25/11
	35,000	-		$12.51	8/19/11
	25,000	-		$6.54	8/25/12
	50,000	-		$10.00	8/17/13
	15,000	-		$9.01	8/22/14
	30,000	10,000	(7)	$10.40	8/23/15
	20,000	20,000	(8)	$12.83	8/22/16
Walter A. Shephard	15,000	-		$16.45	2/26/14	4,750	(2)	$22,135
	9,000	-		$9.01	8/22/14	9,000	(3)	$41,940
	11,250	3,750	(7)	$10.40	8/23/15	10,300	(4)	$47,998
	7,500	7,500	(8)	$12.83	8/22/16	10,000	(5)	$46,600
	6,425	19,275	(9)	$12.36	8/20/17
	-	30,000	(10)	$10.67	8/19/18
Douglas J. Eccleston	7,500	-		$5.20	3/9/13	2,400	(2)	$11,184
	4,000	-		$10.00	8/17/13	5,500	(3)	$25,630
	9,000	-		$9.01	8/22/14	5,400	(4)	$25,164
	6,000	2,000	(7)	$10.40	8/23/15	7,500	(5)	$34,950
	4,000	4,000	(8)	$12.83	8/22/16
	3,375	10,125	(9)	$12.36	8/20/17
	-	20,000	(10)	$10.67	8/19/18
David J. Person	3,750	-		$9.50	8/17/09	2,000	(2)	$9,320
	8,000	-		$77.75	9/7/10	4,000	(3)	$18,640
	5,500	-		$87.00	9/28/10	4,000	(4)	$18,640
	3,375	-		$18.64	6/25/11	5,000	(5)	$23,300
	7,000	-		$12.51	8/19/11
	11,200	-		$6.54	8/25/12
	25,000	-		$10.00	8/17/13
	8,000	-		$9.01	8/22/14
	5,250	1,750	(7)	$10.40	8/23/15
	3,500	3,500	(8)	$12.83	8/22/16
	2,125	6,375	(9)	$12.36	8/20/17
	-	15,000	(10)	$10.67	8/19/18
John M. Stack	7,500	7,500	(11)	$16.74	11/19/16	10,000	(6)	$46,600
	7,500	7,500	(12)	$15.32	2/8/17	6,000	(4)	$27,960
	3,775	11,325	(9)	$12.36	8/20/17	12,000	(5)	$55,920
	-	30,000	(10)	$10.67	8/19/18
James R. Northup (13)	17,500	-		$13.30	9/26/09
	3,775	-		$12.36	9/26/09
Carl A. Zanoni (14)	11,200	-		$6.54	6/16/12
	25,000	-		$10.00	6/16/12
	9,000	-		$9.01	6/16/12

(1)	This value is based on the closing price of our Common Stock on the NASDAQ Global Market on June 30, 2009, which was $4.66 per share, multiplied by the number of shares indicated.
(2)	The restricted stock was granted on August 24, 2005 and vests 50% on August 24, 2008 and 50% on August 24, 2009.

(3)	The restricted stock was granted on August 23, 2006 and vests 50% on August 23, 2009 and 50% on August 23, 2010.
(4)	The restricted stock units were granted on August 21, 2007 and vests 50% on August 21, 2010 and 50% on August 21, 2011.
(5)	The restricted stock units were granted on August 20, 2008 and vests 50% on August 20, 2011 and 50% on August 20, 2012.
(6)	The restricted stock was granted on November 20, 2006 and vests 50% on November 20, 2009 and 50% on November 20, 2010.
(7)

The option to purchase these shares was granted on August 24, 2005, including the number of securities underlying unexercised options exercisable. The total option award vests 25% annually over four years.

(8)

The option to purchase these shares was granted on August 23, 2006, including the number of securities underlying unexercised options exercisable. The total option award vests 25% annually over four years.

(9)

The option to purchase these shares was granted on August 21, 2007, including the number of securities underlying unexercised options exercisable. The total option award vests 25% annually over four years.

(10)

The option to purchase these shares was granted on August 20, 2008, including the number of securities underlying unexercised options exercisable. The total option award vests 25% annually over four years.

(11)

The option to purchase these shares was granted on November 20, 2006, including the number of securities underlying unexercised options exercisable. The total option award vests 25% annually over four years.

(12)

The option to purchase these shares was granted on February 9, 2007, including the number of securities underlying unexercised options exercisable. The total option award vests 25% annually over four years.

(13)

Mr. Northup ceased to be employed by ZYGO on June 26, 2009. In accordance with the terms of Mr. Northup’s agreement with us, all of Mr. Northup’s outstanding stock options expire on September 26, 2009, to the extent not earlier exercised or expired. In addition, pursuant to our vesting formula for restricted stock grants, all of Mr. Northup’s unvested restricted stock and restricted stock units outstanding on June 26, 2009 were cancelled. As of June 26, 2009, 15,250 shares of restricted stock were vested and 17,750 shares of restricted stock were cancelled.

(14)

Dr. Zanoni ceased to be employed by ZYGO on February 28, 2009 and ceased to be a director of ZYGO as of June 16, 2009. In accordance with the terms of Dr. Zanoni’s agreement with us, the expiration dates of Dr. Zanoni’s outstanding stock options were adjusted, as reflected in the table. In addition, pursuant to our vesting formula for restricted stock grants, all of Dr. Zanoni’s unvested restricted stock and restricted stock units outstanding were cancelled. As of June 16, 2009, 12,513 shares of restricted stock were vested and Dr. Zanoni’s remaining 2,187 shares of restricted stock were cancelled.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL 2009

The following table shows the number of shares vested for the named executive officers during fiscal 2009.

Option Exercises and Stock Vested

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($)

(a)	(b)	(c)	(d)	(e)
J. Bruce Robinson	-	$-	50,500	$350,420

Walter A. Shephard	-	$-	4,750	$45,553

Douglas J. Eccleston	-	$-	2,400	$23,016

David J. Person	-	$-	2,000	$19,180

John M. Stack	-	$-	-	$-

James R. Northup	-	$-	10,453	$77,623

Carl A. Zanoni	-	$-	12,513	$64,928

PENSION BENEFITS

ZYGO does not have a tax-qualified defined benefit plan and/or supplemental executive retirement plan.

NONQUALIFIED DEFERRED COMPENSATION

The following table contains information related to our named executive officers’ nonqualified deferred compensation in fiscal year 2009.

Name	Year	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings (Loss) in Last FY ($)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

J. Bruce Robinson	2009	$-	$-	$(138,183	) (1)	$-	$499,062
Walter A. Shephard	2009	$-	$-	$-		$-	$-
Douglas J. Eccleston	2009	$-	$-	$-		$-	$-
David J. Person	2009	$-	$-	$-		$-	$-
John M. Stack	2009	$-	$-	$-		$-	$-
James R. Northup	2009	$-	$-	$-		$-	$-
Carl A. Zanoni	2009	$-	$-	$-		$-	$-

       (1) This amount was reflected as compensation in the Summary Compensation Table.

          Under our Executive Deferred Compensation Plan, certain key executives are eligible to defer receipt of up to 100% of their non-equity incentive compensation.

          Benefits under the plan represent an unfunded, unsecured promise by us to pay those benefits when due and, if we were to become insolvent, participants would have no greater right to the assets than general creditors. Plan assets in the trust remain our property until made available to participants, and those assets can only be used to pay benefits under the plan, pay our general creditors, and pay the expenses of administering the plan and the trust.

          Participants’ deferrals are fully vested at all times, and participants are allowed to direct investment of their plan accounts in investment alternatives selected by the plan administrator. Each account is valued as of the last day of each calendar quarter, and incremental earnings or losses are then allocated to that account.

          If a participant retires, distributions from the plan must begin no later than the first day of the calendar quarter following the participants’ retirement. In the event of a participant’s death or termination of service with us, distributions from the plan must begin as soon as administratively feasible. Under certain circumstances, distributions may also be made to the participant while he or she is still in service with us.

          J. Bruce Robinson, Chief Executive Officer, is the only named executive officer who participates in the nonqualified deferred compensation plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

          The employment agreements with Messrs. Robinson, Shephard, Stack, Eccleston, and Person described above each provide for a severance package in the event we terminate the individual’s employment with the company (other than for justifiable cause (as defined in each of the employment agreements), disability, or death). Mr. Robinson’s Retirement Agreement provides for payments in lieu of the severance package in his employment agreement, which payments are more fully described above under the heading “Employment Agreements”. Under their respective employment agreements, Messrs. Shephard and Stack would be paid their respective base salaries from the time of their involuntary termination to 12 months thereafter. Under their respective employment agreements, Messrs. Eccleston and Person would be paid their respective base salaries from the time of their involuntary termination to six months thereafter. In addition, in the event Mr. Stack, resigns within 90 days of a “Change of Control” (as defined in his agreement) of our company, and/or Mr. Shephard resigns within one year of a Change of Control, and/or Messrs. Eccleston or Person resign as a result of a Change of Control, their respective agreements generally provide for (i) the continued payment of his salary for a one-year period for Messrs. Shephard and Stack and six months for Messrs. Eccleston and Person (ii) the continuation, for a period of the lesser of one year or until covered by another plan, of all existing health insurance, dental coverage, life insurance, AD&D and long-term disability coverage then in effect for Messrs. Shephard and Stack and six months or until covered by another plan for Messrs. Eccleston and Person and (iii) a pro-rated bonus to Messrs. Shephard, Eccleston, and Person (based on the target bonus amount for the fiscal year in which the Change of Control occurs providing Messrs. Shephard, Eccleston, and Person are still employed 90 days after the Change of Control).

          The following table presents the potential estimated payments to each named executive officer as if each individual’s employment had been terminated as of June 30, 2009, the last business day of fiscal 2009. If applicable, the amounts in the table were calculated using the closing market price of Zygo’s common stock on June 30, 2009, which was $4.66 per share. Payments contemplated by Mr. Robinson’s Retirement Agreement supersede the potential payments listed below (which were otherwise payable pursuant to his employment agreement).

Potential Payments upon Termination or Change of Control
Name		Severance Pay($)	Equity with Accelerated Vesting ($) (1)	Pro-rated Bonus($)	Continued Perquisites and Benefits($) (2)	Total ($)
J. Bruce Robinson	Change in Control (3)	$425,000	$26,408	$-	$13,773	$465,181
	Involuntary Termination	$425,000	$26,408	-	-	$451,408
Walter A. Shephard	Change in Control (4)	$269,360	$109,449	$-	$8,234	$387,043
	Involuntary Termination	$269,360	$46,558	-	-	$315,918
Douglas J. Eccleston	Change in Control (5)	$121,160	$69,191	$-	$8,145	$198,496
	Involuntary Termination	$121,160	$27,894	-	-	$149,054
David J. Person	Change in Control (5)	$102,637	$48,543	$-	$6,665	$157,845
	Involuntary Termination	$102,637	$20,001	-	-	$122,638
John M. Stack	Change in Control (3)	$244,400	$130,480	$-	$17,947	$392,827
	Involuntary Termination	$244,400	$54,559	-	-	$298,959

(1)

Mr. Robinson’s employment agreement, in the event of a Change in Control, additionally provides for the automatic vesting of unvested options to purchase shares of Common Stock then held by Mr. Robinson at their stated exercise price, which range from $10.40 to $12.83 per share. The net value of the options would be zero because their exercise prices exceeded the fair market price per share on June 30, 2009.

(2)	Continued Perquisites and Benefits include health insurance, dental insurance, life insurance, accidental death and dismemberment coverage, and long-term disability coverage.

(3)	These payments are due in the event Messrs. Robinson and/or Stack are terminated as a result of a “Change of Control” or resign within 90 days of a “Change of Control”.

(4)	This payment is due in the event Mr. Shephard is terminated as a result of a “Change of Control” or resigns within one year of a “Change of Control”.

(5)	These payments are due in the event Messrs. Eccleston and/or Person are terminated as a result of a “Change of Control”.

          Effective February 8, 2007, we entered into a non-compete agreement with Dr. Carl Zanoni. The non-compete period began on February 28, 2009, the date Dr. Zanoni retired, and continues through February 28, 2013. In consideration of his agreement not to compete, Dr. Zanoni received an amount equal to his then base annual salary, paid in one lump sum on the commencement date; and will receive an amount equal to 85% of the base annual salary, payable in equal quarterly installments during the first year of the non-compete period; an amount equal to 65% of the base annual salary, payable in equal quarterly installments during the second year of the non-compete period; an amount equal to 45% of the base annual salary, payable in equal quarterly installments during the third year; and an amount equal to 25% of the base annual salary, payable in equal quarterly installments during the fourth year.

COMPENSATION OF DIRECTORS

          The following table contains information concerning the compensation to our Board of Directors for the years ended June 30, 2009.

Director Compensation

Name		Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Eugene G. Banucci	2009	$35,938	$21,724	-	-	-	$57,662
Stephen D. Fantone (2)	2009	$6,563	$-	550	-	-	$7,113
Samuel H. Fuller	2009	$36,063	$21,724	-	-	-	$57,787
Seymour E. Liebman	2009	$30,625	$21,724	-	-	-	$52,349
Robert B. Taylor	2009	$50,750	$21,724	-	-	-	$72,474
Carol P. Wallace	2009	$40,875	$21,724	-	-	-	$62,599
Gary K. Willis (2)(3)	2009	$7,500	$-	550	-	6,500	$14,550
Bruce W. Worster	2009	$49,563	$22,246	-	-	-	$71,809

(1)

These columns represent the dollar amount recognized for financial statement reporting purposes (under SFAS 123R) with respect to current fiscal restricted stock and stock option awards as well as for restricted stock and stock option awards granted in prior fiscal years. The assumptions used in calculating these amounts are set forth in Note 14 to the our Consolidated Financial Statements for the fiscal year ending June 30, 2009 which is located on page F-22 of our Annual Report on Form 10-K.

(2)	Messrs. Fantone and Willis became directors of ZYGO on June 16, 2009.

(3)	All Other Compensation includes payments pursuant to a consulting agreement entered into with Mr. Willis in November 2001, during his prior association with ZYGO.

          Effective November 16, 2006, each new director who is not also one of our employees (or an employee of any of our subsidiaries) (a “Non-Employee Director”) generally is granted an option to purchase 16,000 shares of Common Stock on his or her first day of service as a Non-Employee Director under our 2002 Equity Compensation Plan. Each Non-Employee Director will be granted 5,000 restricted shares of Common Stock (7,500 restricted shares of Common Stock for the Chairperson of the Board) on the date of each Annual Meeting during his or her service as a Non-Employee Director. All options are exercisable at a per share exercise price equal to the fair market value of the Common Stock on the date of grant, vest over a four year period at 25% per year, and have a ten year term. All restricted stock vests after one year. In addition, Non-Employee Directors receive $35,000 for an annual board retainer. The Non-Employee Director who chairs the Board of Directors receives a $70,000 annual retainer; who chairs the Audit Committee receives a $20,000 annual retainer; who chairs the Compensation Committee receives a $10,000 annual retainer; and who chairs the Corporate Governance/Nominating Committee receives an $8,000 annual retainer. Each non-chairperson member of the Audit Committee, Compensation Committee, and Corporate Governance/Nominating Committee also receives an annual retainer of $10,000, $5,000, and $3,000, respectively. Effective March 1, 2009, the annual retainers paid to each non-employee director was reduced by 25%. Each Non-Employee Director is also reimbursed for out-of-pocket expenses incurred as a result of attendance at a board or committee meeting. From August 19, 2003 to November 16, 2006, each new Non-Employee Director was granted an option to purchase 12,000 shares of Common Stock on his or her first day of service as a Non-Employee Director and an annual grant to purchase 6,000 shares of Common Stock on the date of each annual meeting after the initial year of service. Prior to August 19, 2003, each Non-Employee Director was granted an option to purchase 8,000 shares of Common Stock under our Amended and Restated Non-Employee Director Stock Option Plan on his or her first day of service as a Non-Employee Director and an annual grant to purchase 3,000 shares of Common Stock on the date of each Annual Meeting after the initial year of service.

EQUITY COMPENSATION PLAN INFORMATION

          The following table provides information about shares of our Common Stock that may be issued upon the exercise of options, warrants, and rights under all of our existing equity compensation plans as of June 30, 2009, including the 2002 Equity Incentive Plan, the Amended and Restated Non-Qualified Stock Option Plan, the Amended and Restated Non-Employee Director Stock Option Plan, and the Employee Stock Purchase Plan. The Amended and Restated Non-Employee Director Stock Option Plan expired in November 2009.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
Plan Category	(a)	(b)	(c)

Equity Compensation Plans Approved by Stockholders	1,908,572	$22.72	1,111,537
Equity Compensation Plans Not Approved by Stockholders	25,000 (1)	$18.64	—
Total	1,933,572	$22.67	1,111,537

(1)	Represents a warrant issued to Zetetic Institute, which is described below.

          On June 26, 2001, the Board of Directors issued a warrant to purchase 25,000 shares of our Common Stock to the Zetetic Institute, a non-profit organization that provides assistance to us in connection with certain research and development activities. We did not receive stockholder approval for this warrant. The warrant has an exercise price of $18.64 per share, the closing price of our Common Stock on the date of issuance, expires on June 26, 2011, and vested, in equal annual increments, on each of the first four anniversaries of the date of issuance. Registration of the warrant and the shares of Common Stock issuable upon the exercise of the warrant are not contemplated; we believe that exemption of such registration is available under Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder.

CORPORATE GOVERNANCE

Board Matters

          As of the date of this Proxy Statement, the Board of Directors consisted of nine members. All Board members, other than Mr. Robinson (who has announced his retirement), have been nominated for election at the Annual Meeting of Stockholders to serve until our next annual meeting of stockholders contemplated to be held in November 2010. The Board of Directors has determined that each of Eugene G. Banucci, Samuel H. Fuller, Robert B. Taylor, Carol P. Wallace, Gary K. Willis and Bruce W. Worster qualifies as an independent director under applicable Securities and Exchange Commission rules and regulations and the NASDAQ Listing Rules. In accordance with contractual arrangements entered into with Mr. Willis prior to his retirement in 2001, (i) Mr. Willis continues to be covered under ZYGO’s medical insurance plans, with Mr. Willis paying the premiums therefor, (ii) Mr. Willis continues to be covered under a $1 million key man life insurance policy, which premium is paid by ZYGO and will be reimbursed to ZYGO, together with a 5% annual rate of return on the capital outlay for such policy, from any proceeds of the policy that are paid upon Mr. Willis’ death, and (iii) Mr. Willis continues a consulting agreement for $6,500. In accordance with their terms, both of these contractual arrangements are scheduled to expire when Mr. Willis reaches the age of 65. The Board of Directors has determined that this historical relationship and these contractual arrangements would not interfere with Mr. Willis’ ability to exercise independent judgment in carrying out the responsibilities of a director of Zygo.

          Nineteen meetings of the Board of Directors were held in fiscal 2009. Each director attended at least 75% of the total number of meetings held during fiscal 2009 of the Board of Directors and Committees on which he or she served that were held during the period in which the individual served as a Board of Directors or Committee member. While the Company does not currently have a formal policy regarding the attendance of directors at the Annual Meeting of Stockholders, directors are encouraged to attend. Eight directors attended the prior Annual Meeting of Stockholders.

Chairperson

          In June 2009, the Board of Directors elected Mr. Worster as Chairperson. The Chairperson has the following responsibilities: (i) schedule calendar of Board of Directors meetings, preside over executive sessions of the Board of Directors and other meetings of non-management and independent directors and, as appropriate, provide prompt feedback to the CEO; (ii) serve as a liason between the CEO and the other non-management and independent directors; (iii) consult with the CEO, with input from the Board of Directors, regarding the planning of agenda topics for the Board of Directors and Committee meetings; (iv) monitor significant issues and enterprise risks that may arise between Board of Directors meetings and assure that the entire Board of Directors becomes involved, when appropriate; and (v) undertake other duties as may be specifically assigned by the Board of Directors on a situational basis.

Committees of the Board of Directors

          The Board of Directors has an Audit Committee, Compensation Committee, and Corporate Governance/Nominating Committee to assist it in the discharge of its responsibilities. A current copy of our Audit Committee Charter, Corporate Governance/Nominating Committee Charter, Compensation Committee Charter and Code of Business Conduct and Ethics are available free of charge on our website at www.zygo.com. Copies of these documents are also available in print free of charge to any stockholder who requests them. Requests should be sent to Secretary, Zygo Corporation, Laurel Brook Road, Middlefield, Connecticut, 06455.

Audit Committee

          The Audit Committee is responsible for the appointment, compensation, and oversight of our independent registered public accounting firm which prepares or issues an audit report or related work, oversees the accounting and financial reporting processes and audits of the financial statements and reviews the procedures and policies with respect to internal accounting controls. Twelve meetings of the Audit Committee were held in fiscal 2009. Ms. Wallace and Messrs. Taylor and Fuller presently are the members of the Audit Committee and are independent in accordance with Rule 5605(a)(2) of the NASDAQ Listing Rules and Rule 10A-3 of the Securities Exchange Act of

1934, as amended. The Board of Directors has determined that Mr. Taylor, the current chairperson of the Audit Committee, satisfies the criteria adopted by the Securities and Exchange Commission to serve as an “audit committee financial expert.”

Compensation Committee

          The principal role of the Compensation Committee is to oversee the design and management of our compensation philosophy and compensation programs. The Compensation Committee supervises our compensation policies; administers the employee incentive plans; reviews or recommends compensation arrangements for certain executive officers and key employees; engages, together with the Corporate Governance/Nominating Committee, in CEO succession planning; approves significant employee benefits; and recommends to the Board of Directors amendments to existing employee benefit plans and the adoption of any new benefit plans.

          In March 2006, the Compensation Committee engaged Radford to assist in determining our total compensation program. During its engagement, Radford reported directly to the Compensation Committee, and advised it with respect to compensation trends and best practices, plan design, and the reasonableness of individual compensation awards. Radford has also reviewed our compensation arrangements for our named executive officers and provided us with comparative market data that identifies the compensation policies and arrangements offered by similarly-situated public companies, including executive succession arrangements. Radford provided the Compensation Committee with analysis regarding salaries, bonuses, equity programs and employment compensation, as well as providing other consulting services as determined by the Compensation Committee.

          The Compensation Committee establishes all elements of compensation paid to the CEO and reviews and approves all elements of compensation paid to our executive officers, including all of our named executive officers. The CEO, in consultation with other members of senior management, makes decisions regarding the compensation of all other executives, subject to review and approval by the Compensation Committee, including the determination, of performance goals under our performance-based incentive compensation program. The Compensation Committee also reviews and makes recommendations to the Board of Directors with respect to the compensation of all non-employee directors.

          Messrs. Banucci, Fuller and Willis presently are the members of the Compensation Committee and are independent in accordance with the NASDAQ Listing Rules. Mr. Banucci is the chairperson of the Compensation Committee. The Compensation Committee held four meetings during fiscal 2009.

Corporate Governance / Nominating Committee

          The Corporate Governance / Nominating Committee considers candidates (and potential candidates) to serve as directors who are brought to its attention from whatever source, and recommends to the full Board of Directors the names of those persons willing to serve and who the committee believes will be in our overall best interest to have serve as a director. The Corporate Governance / Nominating Committee utilizes a variety of methods for identifying and evaluating director candidates. The Corporate Governance / Nominating Committee may consider candidates recommended by our directors, members of management, professional search firms, or stockholders. These candidates may be considered at any point during the year. The Corporate Governance / Nominating Committee will evaluate any director candidates recommended by a stockholder in the same manner as candidates otherwise identified by the Corporate Governance / Nominating Committee. The Corporate Governance / Nominating Committee does not have minimum qualification requirements for director candidates. However, it will consider a number of factors in assessing candidates, including the following:

•	Personal and professional qualities, ethical standards, experience, accomplishments and reputation in the business community and otherwise; and

•	The ability and willingness to participate fully in board activities, including attendance at, and active participation in, meetings of the board and its committees.

The Corporate Governance / Nominating Committee will also consider whether candidates are independent and possess leadership qualities. Stockholders who wish to propose director candidates for consideration by the Corporate Governance / Nominating Committee may do so by writing to our Secretary, giving the candidate’s name, biographical data, and qualifications.

          The Corporate Governance / Nominating Committee also serves as our corporate governance committee, charged with developing and recommending to the Board of Directors a set of corporate governance, business conduct, and ethics principles for ZYGO. The Corporate Governance / Nominating Committee reviews these principles at least annually and recommends changes to the Board of Directors when appropriate. Ms. Wallace and Messrs. Banucci and Taylor presently are the members of the Corporate Governance / Nominating Committee and are independent in accordance with the NASDAQ Listing Rules. Ms. Wallace is the chairperson of the Corporate Governance/Nominating Committee. The Corporate Governance / Nominating Committee held four meetings during fiscal 2009.

Code of Ethics

          The Board of Directors has adopted a Code of Ethics applicable to all employees, including our executive officers. The Code of Ethics is available on our website at www.zygo.com.

Communications with the Board of Directors

          Stockholders and other interested parties may communicate with the Board of Directors or specific directors by mail addressed to: Secretary, Zygo Corporation, Laurel Brook Road, Middlefield, Connecticut, 06455. All communications should include the address, telephone number, and email address of the person submitting the communication and clearly indicate whether the communication is intended for the Board of Directors or an individual member. The Secretary will review all such communications. The communications that are deemed appropriate will be forwarded to the appropriate director or directors in advance of each regularly scheduled meeting of the Board of Directors. Communications will be deemed inappropriate if they are merely solicitations for products or services or relate to matters that are of a type that are clearly improper or irrelevant to the functioning of the Board of Directors or our business and affairs.

Certain Relationships and Related Transactions

          We do not have a formal, written policy for related party transactions. At varying times in the past, related party transactions have been approved by the Audit Committee, subject to the approval of the Board of Directors (with the recusal of any interested director, as necessary). Generally, a related party transaction is on terms no less favorable to the third party than terms generally available to an unaffiliated third party under the same or similar circumstances.

          Mr. Seymour E. Liebman, a member of our Board of Directors since 1993, has been the Executive Vice President and General Counsel of Canon U.S.A., Inc., an affiliate of Canon Inc. (“Canon”) since 1996 and an Executive Officer of Canon since April 2009. Canon beneficially owns more than five percent of our Common Stock. Canon Sales Co., Inc., a subsidiary of Canon, acts as an exclusive distributor of certain of our products in Japan. Sales to Canon and Canon Sales Co., Inc. aggregated approximately $16 million for fiscal 2009, or approximately 14% of our total net sales. Selling prices were based, generally, on the normal terms given to domestic distributors. In addition, Canon and we have entered into agreements providing for confidential exchanges of certain technology, similar to agreements with various other customers. As a member of our Board of Directors, Mr. Liebman’s long standing employment with Canon is noted by the Board of Directors when it makes its determination as to director independence.

          Mr. Eugene G. Banucci has been Chairman and Founder of ATMI, Inc. (“ATMI”) since 1986, and is also a former Chief Executive Officer of ATMI. We sold equipment to ATMI for approximately $200,000 in each of fiscal 2009 and 2008 on the same terms available to unaffiliated third parties under the same or similar circumstances.

          Dr. Stephen D. Fantone has been Chief Executive Officer and President of Optikos Corporation (“Optikos”) since 1982. We have engaged Optikos for optical engineering services for approximately $203,000 and $175,000 in fiscal 2008 and 2007, respectively. There have been no payments to Optikos since December 2007.

          Ms. Carol P. Wallace is a general partner in a partnership that currently owns property previously owned by ZYGO. We are aware of certain levels of environmental contamination on this property. We have paid the partnership $38,457 to cover 50% of the investigation costs to date. There has been no determination nor are we able to reasonable estimate the cost associated with the remediation, if any is necessary, or which partly may ultimately be liable for the remediation.

          Mr. Gary K. Willis served on the Board of Directors of ZYGO from February 1992 to November 2000, including Chairman of the Board of Directors from November 1998 to November 2000, and served as President and Chief Executive Officer from 1992 and 1993 through 1999, respectively. In accordance with contractual arrangements entered into with Mr. Willis prior to his retirement, (i) Mr. Willis continues to be covered under ZYGO’s medical insurance plans, with Mr. Willis paying the premiums therefor, (ii) Mr. Willis continues to be covered under a $1 million key man life insurance policy, which premium is paid by ZYGO and will be reimbursed to ZYGO, together with a 5% annual rate of return on the capital outlay for such policy, from any proceeds of the policy that are paid upon Mr. Willis’ death, and (iii) Mr. Willis continues to have a consulting agreement with ZYGO under which he is paid $6,500 per year. In accordance with their terms, these contractual arrangements are scheduled to expire when Mr. Willis reaches the age of 65.

Security Ownership of Certain Beneficial Owners

          The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of November 30, 2009 (except as otherwise noted), (i) by each person known by us to own beneficially 5% or more of our Common Stock, (ii) by each director and nominee, (iii) by each executive officer named in the Summary Compensation Table (as provided earlier in this Proxy Statement), and (iv) by all directors and executive officers of our company as a group. All such beneficial owners have sole voting and investment power with respect to the shares of Common Stock shown as owned by them, except for shares which can be acquired by the exercise of stock options, and as may otherwise be noted. Unless otherwise indicated, the address for the named persons is c/o Zygo Corporation, Laurel Brook Road, Middlefield, Connecticut 06455.

Directors, Officers, and				Percentage of Total Shares Outstan- ding (1)
5% Stockholders	Amount and Nature of Beneficial Ownership (1)
		Options Exercisable within 60 days
	Shares of Common Stock
			Total
5% or Greater Stockholders:
Canon Inc. (2)	1,210,410	—	1,210,410	7.1%
Dimensional Fund Advisors LP (3)	1,247,883	—	1,247,883	7.3%
MAK Capital One LLC (4)	3,091,861	—	3,091,861	18.2%
T. Rowe Price Associates, Inc. (5)	1,450,972	—	1,450,972	8.5%

Directors: (7)(9)
Eugene G. Banucci	11,000	26,000	37,000	*
Stephen D. Fantone	8,000	—	8,000	*
Samuel H. Fuller	11,000	26,000	37,000	*
Seymour E. Liebman (6)	52,000	30,000	82,000	*
J. Bruce Robinson	83,823	279,625	363,448	2.1%
Robert B. Taylor	22,500	30,000	52,500	*
Carol P. Wallace	11,000	18,000	29,000	*
Gary K. Willis	131,646	—	131,646	*
Bruce W. Worster (8)	17,000	29,000	46,000	*

Named Executive Officers: (7)(9)
J. Bruce Robinson	83,823	279,625	363,448	2.1%
Douglas J. Eccleston	8,586	46,250	54,836	*
David J. Person	8,656	88,325	96,981	*
Walter A. Shephard	16,527	70,600	87,127	*
John M. Stack	10,793	33,800	44,593	*

All Directors and Executive Officers as a group (14 persons) (6)	410,506	767,100	1,177,606	6.7%

*	Less than 1%

(1)

A person is deemed to be the beneficial owner of securities owned or which can be acquired by such person within 60 days of November 30, 2009 upon the exercise of stock options. Each person’s percentage ownership is determined by assuming that such options beneficially owned by such person (but not those owned by any other person) have been exercised.

(2)	Information derived from NASDAQ online as of September 18, 2009. The address of this holder is Canon, Inc., 20-2 Kiychara-Kogyo-Danchi, Utsunamiya-Shi, Tochigi-Ken 321-3292, Japan.

(3)

Share ownership information is based on information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 9, 2009. The address of this holder is Dimensional Fund Advisors LP, Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(4)

Share ownership information is based on information contained in a Form 4 filed with the Securities and Exchange Commission on November 3, 2009. The address of this holder is 590 Madison Ave., 9th Floor, New York, New York, 10022.

(5)

Share ownership information is based on information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 12, 2009. The address of this holder is 100 E. Pratt Street, Baltimore, Maryland, 21202.

(6)	Does not include 1,210,410 shares owned by Canon Inc., an affiliate of Canon U.S.A., Inc.

(7)	No shares are pledged as security.

(8)	7,000 shares are held in trust. Mr. Worster has shared voting and investment power and indirect ownership of the shares in trust.

(9)

Includes unvested restricted shares awarded during 2006 pursuant to our 2002 Equity Incentive Plan as follows: J. Bruce Robinson (8,000); Douglas J. Eccleston (2,750); Walter A. Shephard (4,500); David J. Person (2,000); All Directors and Executive Officers as a group (19,150). These shares are subject to forfeiture and vesting pursuant to the terms and conditions set forth in the Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

          Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who beneficially own more than ten percent of our Common Stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Executive officers, directors, and greater than ten percent beneficial owners are required by the SEC to furnish us with copies of all Section 16(a) forms they filed.

          Based solely upon a review of the copies of such forms furnished to us and written representations from our executive officers and directors, we believe that during fiscal 2009, all Section 16(a) filing requirements applicable to our executive officers, directors, and greater than ten percent beneficial owners were complied with on a timely basis. A Form 4 was untimely filed by Carol P. Wallace on November 23, 2009, with respect to her beneficial ownership of 1,000 shares of Zygo stock acquired by her husband on November 10, 2009 and subsequently transferred to a joint account in both their names on November 19, 2009.

REPORT OF THE AUDIT COMMITTEE

          The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the “Securities Act”) or Exchange Act, except to the extent that ZYGO specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

          The primary role of the Audit Committee is to assist the Board of Directors in its oversight of the company’s financial reporting process. Management is responsible for the financial statements and the reporting process, including the systems of internal controls. The independent registered public accounting firm is responsible for auditing the company’s financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States.

          In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the company’s audited financial statements. The Audit Committee also has discussed with the independent registered public accounting firm the matters required to be discussed by PCAOB Audit Standard 380, “Communication with Audit Committees”, as may be modified or supplemented, relating to communication with audit committees. In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and letter required by PCAOB Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence”, as may be modified or supplemented, relating to independence discussions with audit committees, has discussed with the independent registered public accounting firm its independence from the company and its management, and has considered whether the independent registered public accounting firm’s provision of non-audit services to the company is compatible with maintaining the auditor’s independence.

          The Audit Committee discussed with ZYGO’s independent registered public accounting firm the overall scope and plans for its audits. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of the firm’s examinations, their evaluations of the company’s internal controls, and the overall quality of the company’s financial reporting and other matters.

          Relying on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved that these audited financial statements be included in the company’s Annual Report on Form 10-K for the year ended June 30, 2009 for filing with the Securities and Exchange Commission.

          In addition, the Board of Directors has determined that all of the members of the Audit Committee are “independent,” as defined under Rule 5605(a)(2) of the NASDAQ Listing Rules, and meet the criteria for independence set forth in Rule 10A-3 under the Exchange Act.

AUDIT COMMITTEE

ROBERT B. TAYLOR, Chairman
CAROL P. WALLACE
SAMUEL H. FULLER

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

          The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2010. Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte entities”) was our independent registered public accounting firm for the fiscal years 2009, 2008, and 2007.

          The aggregate fees billed for professional services by Deloitte & Touche in fiscal 2009 and 2008 were as follows:

	2009	2008
Audit Fees (1)	$646,100	$611,152
Audit-Related Fees (2)	320,225	32,000
Tax Fees (3)	4,366	11,061
Total Fees	$970,691	$654,213

(1)

This category consists of aggregate fees billed for the annual audit of our financial statements, audit of internal controls over financial reporting required by Section 404 of the Sarbanes-Oxley Act, and the reviews of the condensed financial statements included in quarterly Reports of Forms 10-Q and services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those fiscal years.

(2)

This category consists of aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our annual financial statements and are not reported under “Audit Fees.” These services included fees for due diligence services and accounting consultations regarding a potential merger in fiscal 2009 and our acquisition of Solvision in fiscal 2008.

(3)	This category consists of aggregate fees billed for professional services for federal, state, and international tax compliance.

Audit Committee’s Pre-Approval Policies and Procedures

          Our Audit Committee pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services, and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval. The Audit Committee may also pre-approve particular services on a case-by-case basis. In addition, the Audit Committee may delegate to a member or members of the Audit Committee the authority to pre-approve audit and permissible non-audit services, provided that any such pre-approval decision is presented to the full Audit Committee at its next scheduled meeting.

          100% of the audit, audit-related, and tax services for our 2009 fiscal year rendered by Deloitte & Touche were pre-approved by our Audit Committee.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

          The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2010. The ratification of the appointment of the independent registered public accounting firm by the stockholders is not required by law or by the Company’s By-laws. If a majority of the votes cast on this matter are not cast in favor of the reappointment of Deloitte & Touche LLP, the Audit Committee will reconsider its appointment. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of our company and our stockholders. Abstentions and broker non-votes will result in fewer votes, but will not otherwise affect the proposal.

          A representative of Deloitte & Touche LLP is expected to be present at the annual meeting to make a statement if he or she so desires and will be available to respond to any appropriate questions. Each proxy received will be voted “FOR” the ratification of Deloitte & Touche LLP unless otherwise specified in the proxy.

HOUSEHOLDING OF PROXY MATERIALS

          The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing the same address be delivering a single proxy statement addressed to those stockholders.

          This process, which is commonly referred to as “householding”, potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares in your own name. You can notify us by sending a written request to Walter A. Shephard, Chief Financial Officer.

STOCKHOLDER PROPOSALS

          All stockholder proposals which are intended to be presented at our 2010 Annual Meeting of Stockholders must be received by us no later than June 7, 2010 for inclusion in the proxy statement and form of proxy we issue relating to that meeting. Additionally, we must have notice of any stockholder proposal to be submitted at the 2010 Annual Meeting of Stockholders (but not required to be included in the Proxy Statement) by August 21, 2010, or such proposal will be considered untimely pursuant to Rule 14a-4 and Rule 14a-5(e) under the Securities Exchange Act of 1934. The persons named in the proxies solicited by management may exercise discretionary voting authority with respect to any such stockholder proposal for which notice of the matter was not received by us by August 21, 2010.

OTHER MATTERS COMING BEFORE THE MEETING

          As of the date of this Proxy Statement, the Board of Directors does not know of any matters to be presented to the meeting other than the matters set forth in the attached Notice of Annual Meeting. If any other matter properly comes before the meeting, it is intended that the holders of the proxies will vote thereon in their discretion.

By Order of the Board of Directors

PAUL JACOBS,
Secretary

December 22, 2009

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	☒	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends that you vote FOR the following:				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
				☐	☐	☐
1.	Election of Directors
Nominees

01	Eugene G. Banucci	02	Stephen D. Fantone	03 Samuel H. Fuller 04 Seymour E. Liebman 05 Robert B. Taylor
06	Carol P. Wallace	07	Gary K. Willis	08 Bruce W. Worster

The Board of Directors recommends you vote FOR the following proposal(s):									For	Against	Abstain

2	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered accounting firm for fiscal 2010.								☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. (see reverse for instructions)						☐
				Yes	No

Please indicate if you plan to attend this meeting				☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

SHARES
CUSIP #
				JOB #						SEQUENCE #
Signature [PLEASE SIGN WITHIN BOX]			Date				Signature (Joint Owners)	Date

0000032179_1     R2.09.05.010

02     0000000000

Annual Meeting of Stockholders to be held at Marriott New York East Side 525 Lexington Avenue at 49th Street New York, NY 10017

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Document is/are available at www.proxyvote.com.

ZYGO CORPORATION
Annual Meeting of Stockholders, February 10, 2010
This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Dr. Bruce W. Worster and Mr. Walter A. Shephard as Proxies, and each of them acting singly, with power of substitution to each, and hereby authorize them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Zygo Corporation held of record by the undersigned on December 14, 2009 at the Annual Meeting of Stockholders to be held on February 10, 2010 at 10:00 a.m., EST or any adjournment or postponement of the meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no such direction is made, the Proxy will be voted “For” the election of each of the named nominees for Director and “For” Proposal No. 2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000032179_2     R2.09.05.010

*** Exercise Your Right to Vote ***
IMPORTANT NOTICE Regarding the Availability of Proxy Materials

ZYGO CORPORATION

Meeting Information

Meeting Type: Annual Meeting
For holders as of: December 14, 2009
Date: February 10, 2010 Time: 10:00 AM EST
Location:	Marriott New York East Side
525 Lexington Avenue (49th St)
New York, NY 10017

You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

Broadridge Internal Use Only

Job #
Envelope #
Sequence #
# of # Sequence #

0000032178_1     R2.09.05.010

—— Before You Vote ——
How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:
1. Combined Document

How to View Online:
Have the 12-Digit Control Number available (located on the following page) and visit: www.proxyvote.com.

How to Request and Receive a PAPER or E-MAIL Copy:
If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

	1) BY INTERNET:	www.proxyvote.com
	2) BY TELEPHONE:	1-800-579-1639
	3) BY E-MAIL*:	sendmaterial@proxyvote.com

*	If requesting materials by e-mail, please send a blank e-mail with the 12-Digit Control Number (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before January 27, 2010 to facilitate timely delivery.

—— How To Vote ——
Please Choose One of The Following Voting Methods

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the Meeting you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the 12 Digit Control Number available and follow the instructions.	Internal Use Only

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

0000032178_2     R2.09.05.010

Voting items
The Board of Directors recommends that you vote FOR the following:

1.	Election of Directors
	Nominees
01	Eugene G. Banucci	02	Stephen D. Fantone	03	Samuel H. Fuller	04	Seymour E. Liebman	05	Robert B. Taylor
06	Carol P. Wallace	07	Gary K. Willis	08	Bruce W. Worster

The Board of Directors recommends you vote FOR the following proposal(s):

2	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered accounting firm for fiscal 2010.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

0000032178_3     R2.09.05.010

Reserved for Broadridge Internal Control Information

Broadridge Internal Use Only
THIS SPACE RESERVED FOR SIGNATURES IF APPLICABLE
Job # Envelope # Sequence # # of # Sequence #

0000032178_4     R2.09.05.010